Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Westmoreland Coal Company:
We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333- ) of Westmoreland Coal Company of our reports dated March 13, 2009, except as to note 15 as to which the date is March 12, 2010, with respect to the consolidated balance sheet of Westmoreland Coal Company as of December 31, 2008, and the related consolidated statements of operations, shareholders’ deficit and comprehensive loss, and cash flows for each of the years in the two-year period ended December 31, 2008, and the related financial statement schedule I, which reports appear in the December 31, 2009 Annual Report on Form 10-K of Westmoreland Coal Company, and to the reference to our firm under the heading “Experts” in the prospectus.
Our report on the consolidated financial statements dated March 13, 2009, except as to note 15 as to which the date is March 12, 2010, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, has a working capital deficit, and has a net capital deficiency, which raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.
/s/ KPMG LLP
Denver, Colorado
April 28, 2010